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                                                                  EXHIBIT 5.1

May 28, 2003

Board of Directors
AmerUs Group Co.
699 Walnut Street
Des Moines, Iowa 50309-3948

Re: Registration Statement on Form S-3 (No. 333-50249)

Ladies and Gentlemen:

      I am Senior Vice President and General Counsel of AmerUs Group Co. At your request, I have examined or caused to be examined the Registration Statement on Form S-3 (the "Registration Statement") file number 333-50249, filed by AmerUs Life Holdings, Inc. (the "Corporation") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") relating to (i) debt securities which may be unsecured senior debt securities (the "Senior Indebtedness"), or unsecured subordinated debt securities (the "Junior Subordinated Debt") (ii) shares of preferred stock, no par value (the "Pre-ferred Stock"), (iii) shares of common stock, no par value (the "Common Stock") (iv) units, (v) purchase contracts relating to the purchase and sale of Common Stock ("Purchase Contracts") and (vi) warrants to purchase Senior Indebtedness, Junior Subordinated Debt, Preferred Stock or Common Stock or any combination thereof, as shall be designated by the Corporation at the time of the offering (the "Warrants"), in amounts, at prices and on terms to be determined at the time of the offering. The Registration Statement also relates to the guarantees by the Corporation of capital securities of AmerUs Capital II and AmerUs Capital III (each a
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"Guarantee") pursuant to guarantee agreements to be entered into by the
Corporation (the "Guaran-tee Agreements").

      Unless otherwise specified in the applicable prospectus supplement, the Senior Indebtedness will be issued under the Senior Indenture (the "Senior Inden-ture") between the Corporation and First Union National Bank as Trustee in the form filed as an exhibit to the Registration Statement. In rendering this opinion, I, or attorneys under my supervision, have examined and relied upon a copy of the Registration Statement. I have also examined or caused to be examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion. I have assumed the authenticity of all documents submitted to me as originals, the genuine-ness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for examination. I have also assumed that all parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

      Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that:

      1. The Senior Indebtedness designated the Senior Notes initially due 2008 (the "Notes") issued on the date hereof, when such series of Senior Indebtedness shall have been duly executed and authenticated as provided in the Senior Indenture and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor such series of Senior Indebtedness will be legally issued and binding obligations of the Corporation (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting


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the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether considered in a proceeding in equity or at law and the waiver contained in Section 5.14 of the Indenture may be deemed unenforceable).

      2. With respect to Common Stock initially issuable upon exercise of the 5,000,000 Purchase Contracts issued on the date hereof as a component of the Income PRIDES (as defined in paragraph 4 below), when certificates representing the Common Stock shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor as contemplated under the Purchase Contract Agreement dated as of the date hereof by and between Wachovia Bank, National Association and the Company (the "Purchase Contract Agreement"), the Common Stock will be legally issued, fully paid and nonassessable.

      3. With respect to the Purchase Contracts, when the Purchase Contracts have been duly executed and delivered in accordance with the terms of the Purchase Contract Agreement, they will be legally binding obligations of the Corporation (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether considered in a proceeding in equity or at law).

      4. With respect to the Income PRIDES (the "PRIDES"), units consisting of Purchase Contracts and Senior Debt of the Corporation, when the PRIDES have been duly executed and delivered in accordance with the terms of the Purchase Contract Agreement, they will be legally binding obligations of the Corporation (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether considered in a proceeding in equity or at law).


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      I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the securities to be registered pursuant to the Registration Statement. Without limiting the generality of the foregoing, I express no opinion in connection with the matters contemplated by the Registration Statement, and no opinion may be implied or inferred, except as expressly set forth herein. This opinion is limited to the laws of the State of Iowa and of the United States of America to the extent applicable. If any of the securities included in the Registration Statement are governed by the laws of a state other than Iowa, I have assumed for purposes of this opinion that the laws of such other state are the same as those of the State of Iowa.

                                          Very truly yours,

                                          /s/ Joseph K. Haggerty, Esq.
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                                          Joseph K. Haggerty, Esq.
                                          Senior Vice President
                                          and General Counsel



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